UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2013 (November 19, 2012)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:
This This Amendment No. 1 to Current Report on Form 8-K/A is filed to amend the Current Report on Form 8-K filed on November 23, 2012, reporting that the Company was not in compliance with NASDAQ Marketplace Rule 5550(a)(2) (the "Original Report"), in order to provide an update to the disclosures in the Original Report that, as of February 1, 2013, the Company has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) as discussed in the second paragraph under Item 3.01 below.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 19, 2012, Magellan Petroleum Corporation (the "Company") received a letter from The NASDAQ Stock Market LLC ("NASDAQ") indicating that, based upon the closing bid price of the Company's common stock (the "Common Stock") for the last 30 consecutive business days, the Common Stock did not meet the minimum bid price of $1.00 per share required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until May 20, 2013, in which to regain compliance, pursuant to NASDAQ Marketplace Rule 5810(c)(3)(A). The letter further indicated that if, at any time during the 180-day compliance period, the closing bid price of the Common Stock is at least $1.00 for a minimum of ten consecutive business days, NASDAQ will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement.
On February 1, 2013, the Company received a letter from NASDAQ notifying the Company that, since the closing bid price of the Common Stock for the previous 10 consecutive business days was at least $1.00, the Company had regained compliance with NASDAQ Marketplace Rule 5550(a)(2), and that this matter is now closed. On February 1, 2013, the Company issued a press release to announce this development, a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed as part of this report:

Exhibit
No.         Description
99.1        Press Release by Magellan Petroleum Corporation dated February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

February 4, 2013